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                                   COACH, INC.

                             ARTICLES SUPPLEMENTARY

         Coach, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "SDAT") that:

        FIRST: Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the "MGCL"), the Corporation, by resolutions of its Board of Directors (the "Board of Directors"), duly adopted at a meeting duly called and held on May 3, 2001, elected to become subject to Section 3-804 of the MGCL.

        SECOND: The election to become subject to Section 3-804 of the MGCL has been approved by the Board of Directors of the Corporation in the manner and by the vote required by law.

        THIRD: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this third day of May, 2001.


ATTEST:                                        COACH, INC.



/s/Carole P. Sadler                            By: /s/ Lew Frankfort  (SEAL)
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Carole P. Sadler                                          Lew Frankfort
Secretary                                          Chief Executive Officer